Exhibit 99.1

OSI Systems Reports First Quarter Fiscal 2011 Financial Results

  Q1 FY 2011 Earnings Per Share
    GAAP of $0.18 (29% increase over prior year)
    Non-GAAP of $0.19 (36% increase over prior year)
  Record Backlog of $308 million (a 28% increase from June)
  Company raises FY 2011 earnings guidance to $1.70 - $1.82 per share (22%-31% growth)
  Company raises FY 2011 revenue guidance to $645 - $660 million

HAWTHORNE, Calif.--(BUSINESS WIRE)--October 26, 2010--OSI Systems, Inc. (NASDAQ:OSIS), a vertically integrated provider of specialized electronics, today announced financial results for the quarter ended September 30, 2010.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “We had a successful first quarter of fiscal 2011, as outstanding bookings led to a record backlog of $308 million at quarter-end, positioning the Company for significant sales and earnings growth. In addition, we continued to substantially grow earnings and generate excellent cash flow.”

The Company reported revenues of $128.5 million for the first quarter of fiscal 2011, a decrease of $5.3 million, or 4%, from the $133.8 million reported for the first quarter of fiscal 2010. Net income for the first quarter of fiscal 2011 was $3.4 million, or $0.18 per diluted share, compared to net income of $2.5 million, or $0.14 per diluted share, for the first quarter of fiscal 2010.

Excluding the impact of restructuring and other charges, net income for the first quarter of fiscal 2011 would have been approximately $3.6 million or $0.19 per diluted share compared to a net income of $2.5 million or $0.14 per diluted share for the first quarter of fiscal 2010. These non-GAAP figures are provided to allow for the comparison of underlying earnings, net of restructuring and other charges, thus providing additional insight into the ongoing operations of the Company.

As of September 30, 2010, the Company’s backlog was $308 million compared to $240 million as of June 30, 2010, an increase of 28%. During the three months ended September 30, 2010, the Company generated cash flow from operations of $9.6 million.

Mr. Chopra continued, "Our Security Division is well-positioned to realize significant growth. With outstanding bookings of $112 million during the first quarter, our Security Division’s backlog grew to a record $205 million by quarter-end, which is a 42% increase since the beginning of the fiscal year. We were awarded several large contracts during the quarter including, among others, $35 million of orders from the TSA for checkpoint X-ray baggage inspection systems to screen passengers’ carry-on baggage. These TSA orders are among the first to be placed under the terms of our recently awarded, five year $325 million Indefinite Delivery, Indefinite Quantity (IDIQ) contract. Other orders include a contract worth up to $12 million from the U.S. Department of Homeland Security (DHS) to assist DHS in conducting transformational research and development initiatives to advance the country's nuclear materials detection capabilities; $31 million of orders from U.S. government agencies for cargo and vehicle inspection systems and people screening systems; and a $9 million order from the European Customs Agency for cargo and vehicle inspection systems.”

Mr. Chopra added, “The environment for our Healthcare division continues to be challenging, as sales for the first quarter declined approximately 2%. However, due to operational improvements and efficiencies gained, our operating margin improved from 3.2% in the first quarter of fiscal 2010 to 6.2% in the first quarter of fiscal 2011, during what is traditionally our softest quarter, translating into the strongest Q1 operating performance in the division’s history. As a result, we are well-positioned to experience strong margin expansion as Healthcare sales improve."

Mr. Chopra concluded, “We are pleased with the strong bottom line performance in our Optoelectronics and Manufacturing Division. Operating margins improved despite the expected reduction in first quarter revenues as the prior year quarter sales were favorably impacted by high revenues associated with a major contract.”

Fiscal Year 2011 Outlook

Subject to the risk factors detailed in the Safe Harbor section of this press release, the Company announced that it anticipates fiscal 2011 sales to be between $645 million and $660 million, representing an 8% to 11% increase over fiscal 2010 and 12% to 15% year-over-year growth for the nine-months ending June 30, 2011. In addition, the Company is raising its earnings guidance and expects diluted earnings per diluted share to increase at a rate of 22-31% to between $1.70 to $1.82, excluding the impact of restructuring and other non-recurring charges.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET), today to discuss its results for the first quarter of fiscal 2011. To listen, please log on to www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call at 12:00pm PT (3:00pm ET) until November 10, 2010. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘38216782’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s predictions about the cash generating potential of its businesses and future earnings. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the Company will continue to generate cash or that strong sales by its Security division will continue to occur in the future. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2009	2010
Revenue	$133,761	$128,453
Cost of goods sold	89,294	81,555

Gross profit	44,467	46,898

Operating expenses:
Selling, general and administrative	32,280	31,976
Research and development	7,989	9,231
Restructuring and other charges	-	256

Total operating expenses	40,269	41,463

Income from operations	4,198	5,435
Interest expense and other income, net	(605)	(590)

Income before income taxes	3,593	4,845
Income tax expense	1,083	1,453

Net income	$2,510	$3,392

Diluted earnings per share	$0.14	$0.18
Weighted average shares outstanding – diluted	17,818	19,078

Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30,	September 30,
	2010	2010
Assets
Cash and cash equivalents	$51,989	$55,569
Accounts receivable, net	132,728	99,949
Inventories	125,930	146,968
Other current assets	38,554	38,861

Total current assets	349,201	341,347
Non-current assets	163,913	172,029

Total assets	$513,114	$513,376

Liabilities and Shareholders' Equity
Current portion of long-term debt	$12,743	$8,632
Accounts payable and accrued expenses	63,945	62,634
Other current liabilities	67,906	57,861

Total current liabilities	144,594	129,127
Long-term debt	23,366	20,841
Other long-term liabilities	31,444	34,683

Total liabilities	199,404	184,651

Total shareholders’ equity	313,710	328,725

Total liabilities and equity	$513,114	$513,376

Segment Information
(in thousands)
(unaudited)

	Three Months Ended
	September 30,
	2009	2010
Revenues – by Segment:
Security division	$47,335	$51,097
Healthcare division	46,962	45,924
Optoelectronics and Manufacturing division, including intersegment revenues	45,791	41,911
Intersegment revenues elimination	(6,327)	(10,479)

Total	$133,761	$128,453

Operating income (loss) – by Segment:
Security division	$1,969	$2,111
Healthcare division	1,495	2,598
Optoelectronics and Manufacturing division	3,461	3,421
Corporate	(3,280)	(2,176)
Eliminations	553	(519)

Total	$4,198	$5,435

Reconciliation of GAAP to Non-GAAP
(in thousands, except earnings per share data)
(Unaudited)

	For the Three Months Ended September 30,
	2009		2010
	Net income	EPS	Net income	EPS

GAAP basis	$2,510	$0.14	$3,392	$0.18

Restructuring and other charges, net of tax	-	-	179	0.01

Non-GAAP basis	$2,510	$0.14	$3,571	$0.19

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com